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                                                                    EXHIBIT 99.4

                              FEDDERS CORPORATION

                     SHARES OF SERIES A CUMULATIVE PREFERRED STOCK

      OFFERED PURSUANT TO RIGHTS DISTRIBUTED TO STOCKHOLDERS OF RECORD OF
             COMMON STOCK AND CLASS B STOCK OF FEDDERS CORPORATION

To Securities Dealers, Commercial Banks,
Trust Companies and Other Nominees:

     This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the "Rights Offering") by Fedders Corporation ("Fedders") of shares of its Series A Cumulative Preferred Stock (as such term is defined below), pursuant to subscription rights (the "Rights") distributed to all holders of record ("Record Holders") of shares of Fedders' Common Stock and Class B Stock at the close of
business on           , 2003 (the "Record Date"). The Rights are described in
Fedders' Prospectus dated           , 2003 (the "Prospectus ").

     In the Rights Offering, Fedders is offering an aggregate of        shares
of its Series A Cumulative Preferred Stock, as described in the Prospectus.

     The Rights will expire, if not exercised, at 5:00 p.m., New York City time,
on           , 2003, unless extended in the sole discretion of Fedders (as it may be extended, the "Expiration Date").

     Each Right allows the holder thereof to subscribe for one share of Series A Cumulative Preferred Stock (the "Basic Subscription Right") at the cash price of
$     per share (the "Subscription Price").

     Each Right also carries with it the ability for the holder thereof to subscribe (the "Over-Subscription Right") for additional shares of Series A Cumulative Preferred Stock that have not been purchased by other Record Holders pursuant to their Basic Subscription Right, at the Subscription Price, if such holder has fully exercised its Basic Subscription Right. See "The Rights Offering -- Subscription Rights" in the Prospectus.

     The Rights are evidenced by a transferable Rights certificate (a "Subscription Rights Certificate") registered in your name or the name of your nominee. Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Right for each share of Common Stock owned by such beneficial owner as of the close of business on the Record Date. The Rights will be transferable until the close of business on the last trading day preceding the Expiration Date, at which time they will cease to have value.

     We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Subscription Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Subscription Rights Certificate be issued.

     If you exercise the Over-Subscription Right on behalf of beneficial owners of Rights, you will be required to certify to the Subscription Agent and Fedders, in connection with the exercise of the Over-Subscription Right, as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Right, whether the Basic Subscription Right of each beneficial owner of Rights on whose behalf you are acting has been exercised in full, and the number of shares of Preferred Stock being subscribed for pursuant to the Over-Subscription Right by each beneficial owner of Rights on whose behalf you are acting.

     All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent and the Information Agent, incurred in connection with the
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exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by Fedders, the Subscription Agent or the Information Agent.

     Enclosed are copies of the following documents:

          1.  Prospectus;

          2. Instruction as to Use of Fedders Corporation Subscription Rights Certificates (including a Notice of Guaranteed Delivery for Subscription Rights Certificates Issued by Fedders Corporation);

          3. A form of letter which may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instruction;

          4. Notice of Guaranteed Delivery for Subscription Rights Certificates Issued by Fedders Corporation;

          5.  Nominee Holder Certification; and

          6. A return envelope addressed to American Stock Transfer & Trust Company, the Subscription Agent.

     Your prompt action is requested. To exercise Rights, you should deliver the properly completed and signed Subscription Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures), with payment of the Subscription Price in full for each share of Preferred Stock subscribed for, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Subscription Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to 5:00 p.m., New York City time, on the Expiration Date. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire.

     Additional copies of the enclosed materials may be obtained from Georgeson Shareholder, the Information Agent. The Information Agent's toll-free telephone number is (866) 835-2930.

                                          Very truly yours,

                                          FEDDERS CORPORATION

NOTHING IN THIS PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF FEDDERS CORPORATION, THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.

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